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                                                                   Exhibit 99.13

                               NFO WORLDWIDE, INC.
                              EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of March 1, 1999, by and between NFO Worldwide, Inc., a Delaware corporation (the "Company"), and Joseph M. Migliara (the "Executive").

         The Board of Directors of the Company (the "Board") recognizes that the Executive's contribution to the growth and success of the Company has been substantial and desires to assure the Executive's continued employment with the Company as its President y North American Operations and to compensate him therefor, and the Executive is willing to be employed by the Company on the terms herein provided.

         In consideration of the foregoing and the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

         1.       EMPLOYMENT AND ACCEPTANCE.

         The Company hereby employs the Executive and the Executive hereby accepts employment from the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the date hereof and ending as provided in paragraph 5 hereof (the "Employment Period").

         2.       DUTIES AND AUTHORITY.

                  2.1 DUTIES. The Executive agrees to use his best efforts, skill and abilities to promote the Company's interest in his capacity as President y North American Operations of the Company, and to perform such duties (consistent with his status as set forth in this Section 2) as may be assigned to him by the Board.

                  2.2 TITLE. The Executive shall be the President y North American Operations of the Company.

         3.       PLACE OF EMPLOYMENT.

         The duties to be performed by the Executive hereunder shall be performed primarily at the executive headquarters of the Company's subsidiary, Migliara/Kaplan Associates, Inc., subject to reasonable travel requirements on behalf of the Company.

         4.       COMPENSATION AND BENEFITS.

                  4.1 COMPENSATION. As compensation for services to be rendered pursuant to this Agreement, the Company shall pay the Executive a salary at the annual rate of no less than


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$300,000 (the "Base Salary"), payable in accordance with the payroll policy of the Company, less such deductions or amounts to be withheld as shall be required by applicable law and regulations. The Executive's salary shall be reviewed annually and, at the discretion of the Board, may be increased on each January 1 of the Employment Period.

                  4.2 ANNUAL RETIREMENT BENEFIT. Beginning January 1, 2004 and continuing each year until December 1, 2013 (the "Benefit Period") the Company shall pay to the Executive an annual retirement benefit in the amount of $150,000 in twelve monthly installments (the "Annual Retirement Benefit"). The amount of the Annual Retirement Benefit for each year payable by the Company during the Benefit Period shall be reduced, but not below zero, by an amount equal to the sum of (i) the amount received during such year by the Executive from the United States Social Security Administration; (ii) Company's pension plan, (iii) Companyys executive deferred compensation plan, (iv) Companyys profit sharing plan and 401(k) plan; and amounts received under a deferred compensation plan that the Company will establish and fund (using a yrabbi trusty) in the amount of $185,000 per year for the duration of this three year Employment Period; provided, however, that to the extent commencement of benefits under any of the foregoing plans or arrangements is elective and Executive does not elect to commence such benefits on or before the beginning of the Benefit Period, then until such time as Executive actually begins to receive benefits under such plans or arrangements the Executive shall be deemed to have commenced receiving the maximum possible benefits thereunder at the beginning of the Benefit Period under such plans for purposes of calculating to what extent the Company has an obligation to pay any additional amounts toward the Annual Retirement Benefit.

                  4.3 BONUS. The Executive's incentive compensation package ("Annual Bonus") shall be determined by the Compensation Committee of the Board.

                  4.4 EMPLOYEE BENEFIT PLANS: FRINGE BENEFITS. Except as provided in the following sentence, the Company agrees to continue in all material respects on terms at least as favorable to the Executive (as determined in the good faith judgment of the Board) as those in effect on the date hereof that the Executive currently receives, all group life, hospitalization or disability insurance plans, health programs, pension plans, profit sharing plans, similar benefit plans, automobile and relocation allowances and other so-called "fringe benefits" of the Company (collectively, "Fringe Benefits"). The Company agrees that each of the Fringe Benefits in effect on the date hereof or at any time during the Employ-Employment Period shall not be terminated, modified or replaced in any manner that materially reduces the benefits to the Executive without the written consent of the Executive, unless such termination or modification relates to a Fringe Benefit that is available generally to employees of the Company or to executive employees of the Company and such termination or modification affects all employees covered by such Fringe Benefit.

                  4.5 VACATIONS. The Executive shall be entitled to reasonable nonaccumulating annual periods of vacation (not less than an aggregate of four weeks in any calendar year) with full pay.


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                  4.6 COUNTRY CLUB MEMBERSHIP. During the Employment Period, the
Company shall pay all of the Executive's fees, bonds and annual dues for a country club membership. All personal expenses are to be paid by the Executive.

                  4.7 TERM INSURANCE. During the Employment Period, the Company shall provide the Executive with a term life insurance policy consistent with the policies of the Company's other members of the Office of the President, providing coverage of $400,000 payable to a beneficiary to be designated by the Executive.

         5.       TERM.

                  (a) The Employment Period shall end on April 1, 2002, provided that (i) the Employment Period shall terminate prior to such date upon the Executive's resignation, death or permanent disability or incapacity (as determined in good faith by the Board in its good faith judgment) and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause.

                  (b) If at any time the Employment Period is terminated by the Company without Cause or the Employment Period is terminated, at any time prior to a "Change in Control," by the resignation of the Executive for the reason specified in subsections (i) or (iv) of the definition of "Good Reason" (subject to the cure period contained in such definition), the Executive shall be entitled to receive his Base Salary through April 1, 2002; PROVIDED, HOWEVER, that the Executive shall only be entitled to receive his Base Salary so long as he has not materially breached the provisions of paragraphs 6, 7 and 8 hereof.

                  (c) If the Employment Period is terminated by the Company for Cause or is terminated pursuant to clause (a)(i) above, the Executive shall be entitled to receive his Base Salary through the date of termination; PROVIDED, HOWEVER, that, notwithstanding the foregoing, if the Employment Period shall be terminated pursuant to clause (a)(i) above by the resignation of the Executive for "Good Reason" at any time following a "Change in Control" of the Company, the Executive shall be entitled to receive, and the Company shall be required to provide to the Executive, the Executive's then-current Base Salary through the later of (i) April 1, 2002, or (ii) the first anniversary of such resignation, and, in such event, the Executive shall also be entitled to receive, and the Company shall be required to provide to the Executive, a prorated portion of the Executive's bonus for the year in which such resignation occurs, such bonus to be payable within thirty days of such termination.

         For purposes of this Agreement, the phrase "Change in Control" shall mean the following and shall be deemed to have occurred if any of the following events shall have occurred: (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof, except that a person shall be deemed to be the "beneficial owner" of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the sixty-day


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period referred to in such Rule), directly or indirectly, of securities representing 30% or more of the combined voting power of the Company's then outstanding voting securities; or (ii) at any time during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Company directors then still in office who either were the Company directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur merely by reason of an acquisition of Company securities by, or any consolidation, merger or exchange of securities with, any entity that, immediately prior to such acquisition, consolidation, merger or exchange of securities, was a "subsidiary", as such term is defined below. For these purposes, the term "subsidiary" means (i) any corporation of which 95% of the capital stock of such corporation is owned, directly or indirectly, by the Company and (ii) any unincorporated entity in respect of which the Company has, directly or indirectly, an equivalent degree of ownership.

         For purposes of this Agreement "Good Reason" shall mean the following and shall be deemed to have occurred if any of the following events shall have occurred: (i) the Executive is removed from the position of President y North American Operations, or is assigned duties and responsibilities that are inconsistent, in a material adverse respect, with the scope of duties and responsibilities associated with the Executive's position as President y North American Operations; (ii) the Company fails to pay the Executive any amounts otherwise due hereunder; (iii) the Executive's Base Salary is reduced or his Fringe Benefits are reduced; or (iv) the Company's requiring the Executive to move his primary place of employment to a location that is 50 miles or more from Migliara/Kaplan Associates, Inc. headquarters in Owings Mills, Maryland; PROVIDED, in any such case, that the Executive has notified the Company in writing of the basis for claiming his entitlement to resign from his employment for Good Reason and the Company has failed to cure such condition within 10 days following the receipt of such notice from the Executive.

                  (d) The Executive shall receive Fringe Benefits during any period in which the Executive is entitled to receive his Base Salary hereunder, and thereafter such rights to Fringe Benefits shall cease.

                  (e) In the event of a "Change in Control" of the Company, or in the event that the Employment Period is terminated by the Company without Cause, each of the Executive's stock options granted under the NFO Worldwide, Inc. Stock Option Plan (the "Plan") shall immediately become fully exercisable. In the case of termination of the Employment Period by the Company without Cause, or if the Employment Period is terminated pursuant to clause (a)(i) above by the resignation of the Executive for "Good Reason" at any time following a "Change in Control" of the Company, each of the Executive's stock options granted under the Plan shall remain exercisable for a period of 12 months after such termination, except to the extent the Committee (as defined in the Plan) permits exercise after such date in accordance with the Plan.


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                  (f) For purposes of this Agreement, "Cause" shall mean (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries, (ii) conduct tending to bring the Company or any of its subsidiaries into substantial public disgrace or disrepute, (iii) substantial and repeated failure to perform duties as reasonably and lawfully directed by the Board, (iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or (v) any other material breach of this Agreement which is not cured within 15 days after written notice thereof to the Executive.

         6. CONFIDENTIAL INFORMATION. The Executive acknowledges that the information, observations and data obtained by him while employed by the Company (including those obtained while employed by the Company and its predecessors prior to the date of this Agreement) concerning the business or affairs of the Company or any subsidiary of the Company ("Confidential Information") are the property of the Company or such subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board, unless and to the extent that the afore-mentioned matters are or become generally known to and available for use by the members of the industry in which the Company operates other than as a result of Executive's acts or omissions to act. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work
Product (as defined in Section 7) or the business of the Company or any subsidiary which he may then possess or have under his control.

         7. INVENTIONS AND WORK PRODUCT. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company or any of its subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company, such subsidiary or the Company's predecessors ("Work Product") belong to the Company or such subsidiary. The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

         8.       NON-COMPETE, NON-SOLICITATION.

                  (a) The Executive acknowledges that in the course of his employment with the Company and its subsidiaries he will become familiar, and during his employment with the Company and its predecessors he has become familiar, with the Company's and its subsidiaries' trade secrets and with other confidential information concerning the Company, its subsidiaries and the Company's predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, the


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Executive agrees that, during the Employment Period and in the case of (x)
termination for Cause, resignation (other than resignation for "Good Reason" following a "Change in Control") or, if applicable, the expiration (and non-renewal) of the Employment Period on April 1, 2002, for three years thereafter, or (y) termination without Cause, during the period in which the Executive receives payment of Base Salary pursuant to Section 5(b) (without regard to the proviso contained therein) (the applicable period being referred to herein as the "Initial Noncompete Period"), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its subsidiaries as such businesses exist or are in process on the date of the termination of the Executive's employment (any of the foregoing, to "Compete"), within any geographical area in which the Company or its subsidiaries engage or plan to engage in such businesses. In addition, the Executive agrees that he shall not Compete in any such geographical area during the two years following the termination of the Initial Noncompete Period (the "Limited Noncompete Period" and, together with the Initial Noncompete Period, the "Noncompete Period"); PROVIDED, HOWEVER, that the Executive may perform consulting services during the Limited Noncompete Period so long as any such consulting services provided to any Client (as defined below) of the Company or its subsidiaries (collectively, the "Companies"), are not the same as, substantially similar to, or otherwise compete with, services offered by any of the Companies. For purposes of this Section 8, the term "Client" shall mean a person or entity who on the date of the termination of the Executive's employment is a client of any of the Companies, or was a client of any of the Companies at any time during the three years prior to such date. The Company and the Executive agree, that in providing the consulting services referred to in the proviso above, the Executive (i) may employ commonly accepted "generic market research techniques" (such as focus groups), (ii) may not promote, use or sell proprietary techniques, sales materials, programs or software of any of the Companies or any techniques, sales materials, programs or software derived therefrom and (iii) may not promote or position such services in a manner that competes with any of the Companies. Nothing herein shall prohibit the Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

                  (b) During the Employment Period, Noncompete Period and, if applicable, for the period of three years following the expiration (and non-renewal) of the Employment Period on April 1, 2002, the Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any subsidiary at any time during the Employment Period, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary.


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                  (c) If, at the time of enforcement of this paragraph 8, a
court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

                  (d) In the event of the breach or a threatened breach by the Executive of any of the provisions of this paragraph 8, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

         9.       OTHER PROVISIONS.

                  9.1 INDEMNIFICATION. The Company shall indemnify the Executive against, and shall advance expenses incurred by the Executive in the investigation and defense of, any claim arising out of his employment under this Agreement to the fullest extent permitted by the Delaware General Corporation Law.

                  9.2 NOTICES. Any notice or communication required or permitted hereunder shall be in writing and shall be delivered by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered as follows:

                           (i)        If to the Company, to:

                             NFO Worldwide, Inc.
                             2 Pickwick Plaza
                             Greenwich, Connecticut 06830

                             with a copy to:

                             Paul, Weiss, Rifkind, Wharton & Garrison
                             1285 Avenue of the Americas
                             New York, New York 10019-6064
                             Attention:  James M. Dubin, Esq.

                           (ii)       If the Executive, to the Executive in care
of the Company at the above address, with a copy to the Executive at his then-current residence.

         Any party may change its address for notices hereunder by notice to the other parties in accordance with this Section 9.2.


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                  9.3 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Connecticut applicable to agreements made and to be performed entirely within such state.

                  9.4 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This instrument is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto. The Employment Agreement dated as of December 1, 1997 between the Company and the Executive is hereby terminated as of the date hereof and is replaced hereby. The parties do not intend to confer any benefit hereunder on any third person, and, without limiting the generality of the foregoing, the parties may, in writing, without notice to or consent of any third person, at any time waive any rights hereunder or amend this Agreement in any respect or terminate this Agreement. If either party should waive any breach of any provision of this Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same provision or any breach of any other provision of this Agreement.

                  9.5 VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  9.6 ASSIGNMENT. This Agreement, and any rights and obligations hereunder, may not be assigned by any party hereto without the prior written consent of the other party.

                  9.7 HEADINGS. Section headings are inserted herein for convenience only and do not constitute a part, and shall not affect the interpretation, of this Agreement.

                  9.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

                  9.9 SURVIVAL. Paragraphs 6, 7 and 8 and those provisions of Paragraph 5 regarding compensation of the Executive following termination of the employment, shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                            NFO WORLDWIDE, INC.

                            By:              /s/ William E. Lipner
                                    -----------------------------------------
                                    Name:    William E. Lipner
                                    Title:   Chairman, President and
                                      Chief Executive Officer

                                             /s/ Joseph M. Migliara
                                    -----------------------------------------
                                             Joseph M. Migliara


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